EXHIBIT 99.1

Edge Petroleum Announces Financial Results for 2007

HOUSTON, March 13, 2008 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) today reported financial results for the fourth quarter and full year of 2007. Revenue and production for the full year 2007 were a record high at $160.9 million and 24.1 Bcfe, respectively. Highlights included:

 * For the year ended December 31, 2007, average production was 66.1
   MMcfe per day as compared to 47.3 MMcfe per day for the comparable period in 2006, an increase of 40% and an annual record for the
   Company.

 * For the year, Edge reported record production of 24.1 Bcfe and a reserve replacement ratio of 362% from a combination of acquisition and operational activities, ending the year at 163.5 Bcfe.

 * 2007 results were impacted by our mark-to-market derivative contracts. A non-cash net unrealized pre-tax derivative loss of
   $9.5 million and $17.5 million are included in total revenue for the three months and year ended December 31, 2007, respectively. In the same periods of 2006, we reported a non-cash net unrealized pre-tax derivative loss of $2.7 million and a gain of $5.0 million, respectively.

 * We completed the largest acquisition in our history during January
   2007, fully integrating it into our business over the course of the year.

John W. Elias, Edge's Chairman, President and CEO, commenting on Edge's strategic assessment process noted, "as previously announced, we have retained a financial advisor to assist our Board of Directors with an assessment of strategic alternatives. We are working quickly towards exploring the potential merger or sale of Edge. The Board will consider our options and determine the course of action that is in the best interest of our stockholders. We are working diligently to explore this alternative. A decision on any particular course of action has not been made and there can be no assurance that our Board of Directors will authorize any transaction. While that process is continuing, we intend to operate Edge in a manner designed to capture the most value possible for our shareholders."

Commenting on recent operations, Elias further noted, "so far this year, we have logged eight wells with eight apparent successes. Two of these wells were in southeast New Mexico and the remaining six wells were in south Texas. Production for January averaged approximately 61 MMcfe per day. Later this month, we expect to complete the sale of a group of non-core properties, representing about 4.7 Bcfe of proved reserves and a current producing rate of about 2.3 MMcfe per day for approximately $17.9 million. We are continuing to review the possible divestiture of a few more, small non-core assets."

Production for the three month and annual periods ended December 31, 2007 was 5.8 Bcfe, an average of 63.0 MMcfe per day, and 24.1 Bcfe, an average of 66.1 MMcfe per day, respectively. This compares to fourth quarter 2006 production of 4.0 Bcfe, or 43.5 MMcfe per day, and annual 2006 production of 17.3 Bcfe, or 47.3 MMcfe per day, respectively. Our average realized price was $6.20 per Mcfe for the three months ended December 31, 2007 compared to $6.23 per Mcfe in the same prior year period. For the year ended December 31, 2007, our average realized price was $6.67 per Mcfe compared to $7.52 per Mcfe in the same prior year period.

As a result of record production, we reported an increase in revenue for the annual period of 2007 compared to the same period in 2006. Revenue for the three months ended December 31, 2007 was $35.9 million compared to $24.9 million in the fourth quarter of 2006. For the year ended December 31, 2007, revenue was $160.9 million compared to $129.7 million for the same period in 2006, an increase of 24%.

Oil and gas operating expenses for the three months and year ended December 31, 2007 totaled $5.1 million and $17.1 million, respectively, compared to $2.3 million and $9.1 million for the same periods in 2006. Depletion costs for the fourth quarter of 2007 totaled $28.0 million and averaged $4.83 per Mcfe compared to $11.6 million and an average of $2.90 per Mcfe for the fourth quarter of 2006. For the year ended December 31, 2007, depletion costs totaled $90.8 million, or an average of $3.77 per Mcfe, compared to $60.5 million or an average of $3.51 per Mcfe, for the same period in 2006. General and administrative (G&A) costs, which include compensation costs and bad debt expense, for the fourth quarter of 2007 were $3.3 million, comparable to the prior year period. For the year ended December 31, 2007, G&A costs, including compensation costs and bad debt expense, totaled $17.5 million, 27% higher than the comparable 2006 period. This increase in G&A expense was primarily the result of increased staffing levels, as well as increases in rent expense for our corporate office expansion and professional service fees, offset by decreased costs for our Board of Directors and franchise taxes. On a production equivalent basis, G&A, excluding compensation costs and bad debt expense, for the year ended December 31, 2007 averaged $0.60 per Mcfe compared to $0.68 per Mcfe in the previous year.

Below is a recap of net income (loss) available to common stockholders and pro forma net income (loss) excluding the impact of unrealized derivative activity and the non-cash impairment on our oil and natural gas properties:

                                Three Months Ended      Year Ended
                                   December 31,        December 31,
                                --------  --------  --------  --------
                                  2007      2006      2007      2006
                                --------  --------  --------  --------
                                           (in thousands)
 Net  income  (loss)  available
  to common stockholders        $ (6,370) $  2,932  $ (1,005) $(41,261)
   Add:
 Unrealized derivative (gain)
  loss(1)                          9,547     2,724    17,516    (5,031)
 Impairment of oil and natural
  gas properties(2)                   --        --        --    96,942
   Tax impact                     (3,341)     (953)   (6,131)  (32,169)
                                --------  --------  --------  --------
 Net adjustments                   6,206     1,771    11,385    59,742
                                --------  --------  --------  --------

 Pro forma net income (loss)
  available to common
  stockholders(3)               $   (164) $  4,703  $ 10,380  $ 18,481
                                ========  ========  ========  ========

 (1) This information is provided because management believes exclusion of the impact of the Company's unrealized derivatives not accounted for as cash flow hedges (tax adjusted) will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.
 (2) This information is provided because management believes exclusion of the impairment of oil and natural gas properties will help investors compare results between periods and identify operating trends that could otherwise be masked by the impact of the impairment.
 (3) Pro forma net income (loss) available to common stockholders is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United
     States of America ("GAAP"), and should not be considered in isolation or as an alternative to net income (loss) available to common stockholders.  In addition, since pro forma net income
     (loss) available to common stockholders is not a term defined by
     GAAP, it might not be comparable to similarly titled measures used by other companies.

Fourth quarter 2007 net loss available to common stockholders was $6.4 million or $0.22 basic and diluted loss per share. The same period a year ago we reported net income available to common stockholders of $2.9 million, or $0.17 basic and $0.16 diluted earnings per share. Excluding unrealized derivative losses, pro forma net loss available to common stockholders for the three months ended December 31, 2007 was $0.2 million, or $0.01 basic and diluted loss per share. For the fourth quarter of 2006, pro forma net income available to common stockholders, excluding unrealized derivative losses, was $4.7 million, or $0.27 basic and $0.26 diluted earnings per share.

Net loss available to common stockholders for the year ended December 31, 2007 was $1.0 million, or basic and diluted loss per share of $0.04 as compared to a net loss available to common stockholders for the same period in 2006 of $41.3 million or $2.38 basic and diluted loss per share. Excluding the impairment of oil and natural gas properties (in 2006) and the unrealized derivative gains and losses, pro forma net income available for common stockholders for the year ended December 31, 2007 decreased 44% totaling $10.4 million, or basic earnings per share of $0.38 and diluted earnings per share of $0.37, compared to pro forma net income available to common stockholders of $18.5 million or $1.06 basic and $1.04 diluted earnings per share for the year ended December 31, 2006.

Basic weighted average shares outstanding increased to approximately 27.6 million for the year ended December 31, 2007 from 17.4 million in the comparable 2006 period. The increase in shares outstanding was due primarily to the public offering of common stock which we completed in January 2007. At December 31, 2007, 28,544,160 shares of common stock and 2,875,000 shares of preferred stock (which were also sold in a public offering in January 2007) were outstanding.

For the year ended December 31, 2007, net cash flow provided by operating activities was $122.9 million and net cash flow provided by operating activities before working capital changes was $124.9 million. Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the year ended December 31, 2006 were $97.4 million and $93.1 million, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at December 31, 2007 was $260.0 million as compared to $240.0 million at September 30, 2007 and $129.0 million at December 31, 2006. The ratio of debt to total capital at December 31, 2007 was 37.4%. We significantly increased our credit facility and outstanding debt in conjunction with the large acquisition which closed on January 31, 2007. On January 30, 2007, we entered into a new credit facility, the borrowing base of which is currently $300 million.

Michael G. Long, Edge's Executive Vice President and CFO, commented on the financial results noting, "Our reported financial results were in line with our recently announced expectations for the quarter and full year. The volatility in commodity prices, particularly for oil, continues to have a major impact on our reported earnings as a result of mark-to-market accounting which we follow. Our unrealized derivative losses caused a non-cash pre-tax loss of $9.5 million for the fourth quarter and $17.5 million for the full year. Since year-end, we have repaid $10 million in long term debt, reducing our outstanding balance to $250 million and we expect further reductions before quarter-end. Our financial condition is solid and we expect to generate cash flow in excess of capital expenditures as we progress through the strategic assessment process."

In the normal course of business we enter into derivative contracts, including commodity price collars, swaps and floors to seek to hedge or mitigate our exposure to commodity price movements. As a result of changes to our forecasted 2008 production since we entered into certain derivatives, and the impact of certain asset divestitures, both of which have reduced expected production as compared to that expected at the time we entered into the price-risk management transactions, we currently have approximately 110% and 150% of our anticipated 2008 natural gas and crude oil production, respectively, covered by derivative contracts. This overhedged position exposes us to greater risk of commodity price increases because we will not have the physical production cash inflows to offset any potential losses incurred on the portion of the contracts that are overhedged. However, this overhedged position is mitigated, in part, by the fact that we have substantial natural gas liquids production, none of which is covered by any derivative contacts. Our outstanding contracts for 2008 and 2009 are shown below.

                       2008 & 2009 DERIVATIVES
 ---------------------------------------------------------------------
                      Volumes      Price
    Transaction       per Day      Floor   Price Cap        Term
 ---------------   ------------   -------  ---------   ---------------
 Costless Collar   10,000 MMBtu   $  7.50  $    9.00   Jan-08   Dec-08
 Costless Collar   10,000 MMBtu   $  7.50  $    9.02   Jan-08   Dec-08
 Costless Collar   20,000 MMBtu   $  7.50  $    9.00   Jan-08   Dec-08
 Costless Collar   10,000 MMBtu   $  7.75  $   10.00   Jan-09   Dec-09
 Costless Collar   10,000 MMBtu   $  7.75  $   10.08   Jan-09   Dec-09
 Costless Swap      1,500 Bbl     $ 66.00  $   66.00   Jan-08   Dec-08
 Costless Collar     300 Bbl      $ 70.00  $   93.55   Jan-09   Dec-09

  All natural gas prices are settled monthly at NYMEX Natural Gas and crude oil prices are settled at West Texas Intermediate Light Sweet
                             Crude Oil.

Edge will discuss operations and financial results with any interested parties during its conference call at 1:00 p.m. CDT on Thursday, March 13, 2008. Interested parties may participate by dialing 877-627-6585 (ID# 1798491). The call will also be webcast and can be accessed by logging onto the web at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=30021&c=EPEX&mediakey=C6F549771A8554D3CA8682A3952EFBD2&e=0. If you are unable to participate during the live webcast, the call will be archived at www.edgepet.com on the Investor Relations page of the site.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

Statements regarding any evaluation, review, assessment or process, any transaction, including the timing or effects thereof, shareholder value, change in or continuation of current business plan, cash flow, financial condition, forecasted production, derivatives and effects thereof, reserves, estimated volumes, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, results of the Board's evaluation, any process or transaction, market conditions, availability of financing, Board and stockholder approvals, actions by third parties, Edge's financial and operational results, the availability or terms of any alternative or transaction, uncertainties, costs and delays relating to transactions, prices for oil and gas (including natural gas liquids), drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, and other factors detailed in the Risk Factors and other sections of Edge's most recent Form 10-K, Forms 10-Q and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

 EDGE PETROLEUM CORPORATION

 CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
 ---------------------------------------------------------------------

                                Three Months Ended      Year Ended
                                   December 31,        December 31,
                                ------------------  ------------------
                                  2007      2006      2007      2006
                                --------  --------  --------  --------
 OIL AND NATURAL GAS REVENUE:
  Oil and natural gas sales     $ 46,193  $ 25,693  $174,838  $120,014
  Gain (loss) on hedging and
   derivatives                   (10,262)     (762)  (13,938)    9,730
                                --------  --------  --------  --------
   Total revenue                  35,931    24,931   160,900   129,744
                                --------  --------  --------  --------
 OPERATING EXPENSES:
  Oil and natural gas operating
   expenses                        5,125     2,256    17,078     9,122
  Severance and ad valorem
   taxes                           3,167     2,030    13,118     9,135
  Depletion, depreciation,
   amortization and accretion     28,297    11,763    91,718    61,080
  Impairment of oil and natural
   gas properties                     --        --        --    96,942
  General and administrative
   expenses                        3,295     3,315    17,494    13,788
                                --------  --------  --------  --------

   Total operating expenses       39,884    19,364   139,408   190,067
                                --------  --------  --------  --------

 OPERATING INCOME (LOSS)          (3,953)    5,567    21,492   (60,323)

 OTHER INCOME AND EXPENSE:
  Interest expense, net of
   amounts capitalized            (2,698)     (483)  (10,589)   (2,500)
  Amortization of deferred loan
   costs                            (239)      (41)     (977)     (165)
  Interest and other income           91        46       379       152
                                --------  --------  --------  --------
 INCOME (LOSS) BEFORE INCOME
  TAX PROVISION                   (6,799)    5,089    10,305   (62,836)
 INCOME TAX (EXPENSE) BENEFIT      2,496    (2,157)   (3,733)   21,575
                                --------  --------  --------  --------
 NET INCOME (LOSS)                (4,303)    2,932     6,572   (41,261)
 Preferred stock dividends        (2,067)       --    (7,577)       --
                                --------  --------  --------  --------
 NET INCOME (LOSS) AVAILABLE TO
  COMMON STOCKHOLDERS           $ (6,370) $  2,932  $ (1,005) $(41,261)
                                ========  ========  ========  ========

 BASIC EARNINGS (LOSS) PER
  SHARE(1)                      $  (0.22) $   0.17  $  (0.04) $  (2.38)
                                ========  ========  ========  ========
 DILUTED EARNINGS (LOSS) PER
  SHARE(1)                      $  (0.22) $   0.16  $  (0.04) $  (2.38)
                                ========  ========  ========  ========

 BASIC WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING    28,541    17,438    27,613    17,368
                                ========  ========  ========  ========
 DILUTED WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING    28,541    17,814    27,613    17,368
                                ========  ========  ========  ========

 Production:
  Gas - MMcf                       3,913     3,282    17,536    13,850
  Natural gas liquids (NGL) -
   MBbls                             204        36       637       222
  Oil - MBbls                        110        84       460       345
   Gas Equivalent - MMcfe          5,799     4,004    24,118    17,251

 Realized Product Prices:
  Gas - $ per Mcf(2)(3)         $   6.71  $   5.87  $   6.80  $   7.36
  NGL - $ per Bbl               $  49.79  $  31.54  $  40.00  $  25.52
  Oil - $ per Bbl(2)(4)         $  (4.68) $  53.86  $  35.21  $  64.10
   Gas Equivalent - $ per Mcfe  $   6.20  $   6.23  $   6.67  $   7.52

 Notes:
 (1) In the calculation of diluted loss per share for the three and 12 months ended December 31, 2007, the 8.7 million shares of common stock resulting from an assumed conversion of the Company's 5.75%
     Series A cumulative convertible perpetual preferred stock were excluded because the conversion would be anti-dilutive. In addition, 149,568 and 252,853 equivalent shares of the Company's restricted stock units and common stock options were also
     excluded for the calculation of loss per share for the three and
     12 month periods ended December 31, 2007, respectively, because the conversion would be anti-dilutive.  For the 12 month period ended December 31, 2006, 429,567 equivalent shares of the
     Company's restricted stock units and common stock options were excluded for the calculation of loss per share because the conversion would be anti-dilutive.
 (2) Includes the effect of derivative transactions.
 (3) The average realized price, excluding unrealized derivative losses related to our natural gas collars, was $6.92 per Mcf for both the three and 12 month periods ended December 31, 2007.  The average realized price, excluding unrealized derivative gains or losses related to our natural gas collars, was $6.61 per Mcf and
     $7.02 per Mcf for the three and 12 month periods ended December
     31, 2006, respectively.
 (4) The average realized price, excluding unrealized derivative losses related to our oil swaps/collars, was $75.00 per barrel and $68.83 per barrel for the three and 12 month periods ended
     December 31, 2007. The average realized price, excluding
     unrealized derivative gains or losses related to our oil
     swaps/collars, was $57.35 per barrel and $63.10 per barrel for the three and 12 month periods ended December 31, 2006.

 EDGE PETROLEUM CORPORATION

 Non-GAAP Disclosure Reconciliations
 ---------------------------------------------------------------------

 I. Net Cash Flow Provided by Operating Activities

                                                       Year Ended
                                                      December 31,
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------
 Net cash flow provided by operating
  activities                                     $ 122,869  $  97,409
 Changes in working capital accounts                 2,030     (4,333)
                                                 ---------- ----------
 Net cash flow provided by operations
  before working capital changes                 $ 124,899  $  93,076
                                                 =========  ==========

 Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and
       useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and
       development activities and to service debt.  Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in
       accordance with accounting principles generally accepted in the
       United States of America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since net cash flow
       provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

  II. Reserve Replacement Ratio

                                                    Year Ended
                                                   December 31,
                                               --------------------
                                                 2007        2006
                                               --------------------
                                                      (Bcfe)

 Beginning Proved Reserves                       102.1       102.8

 Production                                      (24.1)      (17.3)

 Purchase of Oil and Natural Gas

 Properties                                      121.6        14.0

 Extensions and Discoveries                       35.8        12.2

 Revisions to Previous Estimates                 (70.1)       (9.5)

 Sales of Oil and Natural Gas Properties          (1.8)       (0.1)
                                               --------    --------

 Ending Proved Reserves                          163.5       102.1
                                               ========    ========

 % Proved Developed (ending reserves)               77%         77%
                                               ========    ========

 Reserve Replacement Ratio                         362%         97%
                                               ========    ========

 Note: Management believes that the reserve replacement ratio is relevant and useful information that is commonly used by
       analysts, investors and other interested parties in the oil and gas industry as a means of evaluating the operational
       performance and to a greater extent the prospects of entities engaged in the production and sale of depleting natural
       resources.  This measure is often used as a metric to evaluate an entity's historical track record of replacing the reserves that it produced.  The reserve replacement ratio is calculated by summing the total proved reserves added (acquisition and divestitures, extension and discoveries, and revisions) over the period and dividing that sum by production in the same period. The reported reserve replacement ratio is not
       necessarily indicative of future trends.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960